                                                                     EXHIBIT 2.8










                            STOCK PURCHASE AGREEMENT


                                      AMONG


                       BOOMERSHINE COLLISION CENTERS, INC.


                                       AND


                             JAMES E. L. PETERS, JR.


                                NOVEMBER 6, 1997


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                                TABLE OF CONTENTS

                                                                            Page

1.   DEFINITIONS...........................................................   1

2.   PURCHASE AND SALE OF TARGET SHARES....................................   5
     (a)  Basic Transaction ...............................................   5
     (b)  Purchase Price ..................................................   5
     (c)  The Closing .....................................................   6
     (d)  Deliveries at the Closing .......................................   6

3.   REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.............   6
     (a)  Representations and Warranties of the Seller.....................   6
          (i)    Authorization of Transaction..............................   6
          (ii)   Noncontravention..........................................   7
          (iii)  Brokers' Fees.............................................   7
          (iv)   Investment................................................   7
          (v)    Target Shares.............................................   7

     (b)  Representations and Warranties of the Buyer......................   7
          (i)    Organization of the Buyer.................................   8
          (ii)   Authorization of Transaction..............................   8
          (iii)  Noncontravention..........................................   8
          (iv)   Brokers' Fees.............................................   8
          (v)    Investment................................................   8

4.   REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET COMPANIES........   8
     (a)  Organization, Qualification and Corporate Power .................   9
     (b)  Capitalization ..................................................   9
     (c)  Noncontravention ................................................   9
     (d)  Brokers' Fees ...................................................   9
     (e)  Title to Assets .................................................   9
     (f)  Financial Statements ............................................  10
     (g)  Events Subsequent to Most Recent Accounting Period ..............  10
     (h)  Undisclosed Liabilities .........................................  12
     (i)  Legal Compliance ................................................  12
     (j)  Tax Matters .....................................................  12
     (k)  Real Property ...................................................  14
     (l)  Intellectual Property ...........................................  15
     (m)  Tangible Assets .................................................  17
     (n)  Contracts .......................................................  17
     (o)  Notes and Accounts Receivable ...................................  18
     (p)  Powers of Attorney ..............................................  18
     (q)  Insurance .......................................................  18
     (r)  Litigation ......................................................  19
     (s)  Employees .......................................................  19



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     (t)  Employee Benefits ...............................................  19
     (u)  Guaranties ......................................................  21
     (v)  Environmental, Health, and Safety Matters .......................  21
     (w)  Territorial Restrictions ........................................  22
     (x)  Disclosure ......................................................  23

5.   PRE-CLOSING COVENANTS.................................................  23
     (a)  General .........................................................  23
     (b)  Notices and Consents ............................................  23
     (c)  Operation of Business ...........................................  23
     (d)  Preservation of Business ........................................  23
     (e)  Full Access .....................................................  23
     (f)  Notice of Developments ..........................................  23
     (g)  Exclusivity .....................................................  23

6.   POST-CLOSING COVENANTS................................................  24
     (a)  General .........................................................  24
     (b)  Litigation Support ..............................................  24
     (c)  Transition ......................................................  24
     (d)  Confidentiality .................................................  24
     (e)  Buyer Note ......................................................  25

7.   CONDITIONS TO OBLIGATION TO CLOSE.....................................  25
     (a)  Conditions to Obligation of the Buyer............................  25
     (b)  Conditions to Obligation of the Seller...........................  27

8.   REMEDIES FOR BREACHES OF THIS AGREEMENT...............................  28
     (a)  Survival of Representations and Warranties ......................  28
     (b)  Indemnification Provisions for Benefit of the Buyer .............  28
     (c)  Indemnification Provisions for Benefit of the Seller ............  29
     (d)  Matters Involving Third Parties .................................  30
     (e)  Recoupment Under Buyer Note .....................................  31
     (f)  Other Indemnification Provisions ................................  31

9.   TAX MATTERS...........................................................  31
     (a)  Section 338(h)(10) Election .....................................  31
     (b)  Tax Periods Ending on or Before the Closing Date ................  32
     (c)  Tax Periods Beginning Before and Ending After the Closing Date ..  32
     (d)  Cooperation on Tax Matters ......................................  32
     (e)  Certain Taxes ...................................................  33

10.  TERMINATION...........................................................  33
     (a)  Termination of Agreement ........................................  33
     (b)  Effect of Termination ...........................................  34

11.  MISCELLANEOUS.........................................................  34
     (a)  Press Releases and Public Announcements..........................  34



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     (b)  No Third Party Beneficiaries ....................................  34
     (c)  Entire Agreement ................................................  34
     (d)  Succession and Assignment .......................................  34
     (e)  Counterparts ....................................................  34
     (f)  Headings ........................................................  34
     (g)  Notices .........................................................  34
     (h)  Governing Law ...................................................  36
     (i)  Amendments and Waivers ..........................................  36
     (j)  Severability ....................................................  36
     (k)  Expenses ........................................................  36
     (l)  Construction ....................................................  36
     (m)  Incorporation of Exhibits, Annexes and Schedules ................  36
     (n)  Specific Performance ............................................  36
     (o)  Submission to Jurisdiction ......................................  37




Annex I        Exceptions to the Seller's Representations and Warranties
               Concerning the Transaction
Annex II       Exceptions to the Buyer's Representations and Warranties
               Concerning the Transaction
Annex III      Description of Seller's Software

Exhibit A      Form of Buyer Note
Exhibit B      Historical Financial Statements
Exhibit C-1    Employment Agreement
Exhibit C-2    Licensing Agreement
Exhibit D      Form of Opinion of Counsel to the Seller
Exhibit E      Form of Opinion of Counsel to the Buyer
Exhibit F      Form of Guaranty of Payment
Exhibit G      Real Estate Purchase Agreement (Henry County Property)
Exhibit H      Real Estate Purchase Agreement (Clayton County Property)
Exhibit I      Assumption of Lease Agreement (Henry County Property)
Exhibit J      Assumption of Lease Agreement (Clayton County Property)
Exhibit K      Assumption of Lease Agreement (Cobb County Property)

Disclosure Schedule  Exceptions to Representations and Warranties Concerning the
                     Target Companies









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                            STOCK PURCHASE AGREEMENT

       Agreement entered into on November 6, 1997 by and among BOOMERSHINE COLLISION CENTERS, INC., a Georgia corporation (the "Buyer"), and JAMES E. L. PETERS, JR. (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

       The Seller in the aggregate owns all of the outstanding capital stock of SOUTHLAKE COLLISION CENTER, INC., a Georgia corporation, SOUTHLAKE COLLISION COBB PARKWAY, INC., a Georgia corporation, and SOUTHLAKE COLLISION HENRY COUNTY, INC., a Georgia corporation (individually, the "Target;" collectively, the "Target Companies").

       This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of each of the Target Companies in return for cash and the Buyer Note.

       Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.     DEFINITIONS.

       "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

       "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

       "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

       "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local or foreign law.

       "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by NATIONSBANK OF GEORGIA, N.A.

       "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

       "Buyer" has the meaning set forth in the preface above.

       "Buyer Note" has the meaning set forth in ss.2(b) below.

       "Closing" has the meaning set forth in ss.2(c) below.



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       "Closing Date" has the meaning set forth in ss.2(c) below.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

       "Controlled Group of Corporation" has the meaning set forth in Code ss.1563.

       "Deferred Intercompany Transaction" has the meaning set forth in Reg. ss.1.1502-13.

       "Disclosure Schedule" has the meaning set forth in ss.4 below.

       "Employee Benefit Plan" means any: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

       "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

       "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

       "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "Excess Loss Account" has the meaning set forth in Reg. ss.1.1502-19.

       "Fiduciary" has the meaning set forth in ERISA ss.3(21).

       "Financial Statement" has the meaning set forth in ss.4(g) below.

       "GAAP" means United States generally accepted accounting principles as in effect from time to time.



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       "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

       "Indemnified Party" has the meaning set forth in ss.8(d) below.

       "Indemnifying Party" has the meaning set forth in ss.8(d) below.

       "Intellectual Property" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

       "Knowledge" means actual knowledge after reasonable investigation.

       "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

       "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

       "Most Recent Financial Statements" has the meaning set forth in ss.4(g) below.

       "Most Recent Fiscal Month End" has the meaning set forth in ss.4(g) below.

       "Most Recent Accounting Period" has the meaning set forth in ss.4(g) below.

       "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

       "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

       "Party" has the meaning set forth in the preface above.

       "PBGC" means the Pension Benefit Guaranty Corporation.



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       "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

       "Process Agent" has the meaning set forth in ss.10(p) below.

       "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and Code ss.4975.

       "Purchase Price" has the meaning set forth in ss.2(b) below.

       "Reportable Event" has the meaning set forth in ERISA ss.4043.

       "Requisite Sellers" means Sellers holding a majority in interest of the Target Shares as set forth in ss.4(b) of the Disclosure Schedule.

       "Securities Act" means the Securities Act of 1933, as amended.

       "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than: (a) mechanic's, materialmen's and similar liens; (b) liens for Taxes not yet due and payable; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

       "Seller" has the meaning set forth in the preface above.

       "Seller's Software" means that certain computer software owned by Seller and more particularly described on Annex III attached hereto and incorporated herein.

       "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

       "Survey" has the meaning set forth in ss.5(i) below.

       "Target" has the meaning set forth in the preface above.

       "Target Companies" has the meaning set forth in the preface above.

       "Target Share" means any share of the Common Stock of the Target
Companies.

       "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.



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       "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

       "Third Party Claim" has the meaning set forth in ss.8(d) below.

2.     PURCHASE AND SALE OF TARGET SHARES.

       (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of his Target Shares for the consideration specified below in this ss.2.

       (b)    PURCHASE PRICE.

              (i) The Buyer agrees to pay to the Seller ONE MILLION FIVE HUNDRED FIFTY THOUSAND DOLLARS ($1,550,000) (the "Purchase Price") in consideration of the Target Shares in the manner provided in Section 2(b)(ii) hereof. A portion of the Purchase Price, in the amount of Two Hundred Thousand Dollars ($200,000) (the "Purchase Price Deposit"), shall be paid by Buyer to Seller in immediately available funds upon the execution by all parties of this Agreement.

              (ii) In the event (A) this Agreement is terminated for any reason whatsoever, (B) the Closing does not occur on or prior to December 31, 1997 for any reason whatsoever, or
                     (C) the real estate transactions contemplated by the Real Estate Purchase Agreements, forms of which are attached hereto as EXHIBITS G and H, fail to close for any reason whatsoever on or before December 31, 1997, then Seller shall, within three (3) days of written demand therefor from Buyer, repay and refund the Purchase Price Deposit to Buyer in full; provided, however, that (1) if the Closing does not occur on or before October 31, 1997 for any reason other than any breach of Seller or the Target Companies of their respective representations, warranties or covenants hereunder, then Seller shall have the right to retain Twenty-Five Thousand Dollars ($25,000) of said Purchase Price Deposit as earnest money and not as a penalty, and
                     (2) if the Closing does not occur on or before November 30, 1997 for any reason other than any breach of Seller or the Target Companies of their respective representations, warranties or covenants hereunder, then Seller shall have the right to retain Fifty Thousand Dollars ($50,000) of said Purchase Price Deposit as earnest money and not as a penalty. The $25,000 or $50,000 earnest money, as the case may be (the "Earnest Money"), shall be the sole and exclusive remedy of Seller for damages that are a result of the non-occurrence of the Closing for any reason whatsoever. Because the actual damages that the Seller would sustain if the Closing does not occur for any reason whatsoever are uncertain and would be impossible or very difficult to ascertain accurately, the parties hereto agree in good faith that the Earnest Money would be reasonable and just compensation for the harm caused by the failure of the Closing to occur. Therefore, the Seller acknowledges and agrees to accept said Earnest Money,



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                     if due and paid hereunder, as liquidated damages, and not
                     as a penalty, in the event the Closing does not occur for any reason whatsoever.

              (iii) The Purchase Price shall be paid by Buyer to Seller at Closing by delivery of: (i) its promissory note (the "Buyer Note") in the form of EXHIBIT A attached hereto in the aggregate principal amount of Seven Hundred Seventy-Five Thousand Dollars ($775,000), said Buyer Note to be guaranteed by an Affiliate of Buyer that is mutually acceptable to Buyer and Seller, pursuant to a guaranty of payment ("Note Guaranty") in the form of EXHIBIT F; and
                     (ii) an amount equal to Five Hundred Seventy-Five Thousand Dollars ($575,000), representing the balance of the Purchase Price minus the Purchase Price Deposit, in cash, payable by wire transfer or delivery of other immediately available funds. Additionally, upon the Closing of the transactions contemplated hereof, Seller shall retain the Purchase Price Deposit.

       (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of SCHNADER HARRISON SEGAL & LEWIS LLP in Atlanta, Georgia, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than December 31, 1997.

       (d) DELIVERIES AT THE CLOSING. At the Closing: (i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in ss.7(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in ss.7(b) below;
(iii) the Seller will deliver to the Buyer stock certificates representing all of his Target Shares, endorsed in blank or accompanied by duly executed assignment documents; and (iv) the Buyer will deliver to the Seller the consideration specified in ss.2(b) above.

3.     REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

       (a) REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this ss.3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(a)) with respect to himself, except as set forth in Annex I attached hereto.

              (i) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or



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

                     governmental agency in order to consummate the transactions contemplated by this Agreement.

              (ii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Seller is subject; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject.

              (iii) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

              (iv) INVESTMENT. The Seller: (A) understands that the Buyer Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering: (B) is acquiring the Buyer Note solely for his own account for investment purposes, and not with a view to the distribution thereof; (C) is a sophisticated investor with knowledge and experience in business and financial matters; (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Note; (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Note; and (F) is an Accredited Investor for the reasons set forth on Annex I.

              (v) TARGET SHARES. The Seller holds of record and owns beneficially the number of Target Shares set forth next to his name in ss.4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of a Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of a Target.

       (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this ss.3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(b)), except as set forth in Annex II attached hereto.



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

              (i) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

              (ii) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

              (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

              (iv) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

              (v) INVESTMENT. The Buyer is not acquiring the Target Shares of Seller with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4. REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET COMPANIES. The Seller represents and warrants to the Buyer that the statements contained in this ss.4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer as a part of this Agreement and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein

(unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4.

       (a) ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Each Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Target has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. ss.4(a) of the Disclosure Schedule lists the directors and officers of each Target. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of each Target (as amended to date). The minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each Target is correct and complete in all material respects. No Target is in default under or in violation of any provision of its charter or bylaws.

       (b) CAPITALIZATION. The entire authorized capital stock of each Target is as set forth on ss.4(b) of the Disclosure Schedule. The Target Shares of each Target are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller as set forth in ss.4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require a Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to a Target. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of a Target.

       (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which a Target is subject or any provision of the charter or bylaws of a Target; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which a Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Each Target does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

       (d) BROKERS' FEES. Each Target has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

       (e) TITLE TO ASSETS. Each Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

       (f) FINANCIAL STATEMENTS. Attached hereto as EXHIBIT B are the following financial statements of the Target Companies (collectively, the "Financial Statements"): compiled and unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995, December 31, 1996, and July 31, 1997 (the "Most Recent Accounting Period") for each of the Target Companies. The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby, present fairly the financial condition of a Target as of such dates and the results of operations of a Target for such periods, are correct and complete, and are consistent with the books and records of a Target (which books and records are correct and complete). The books of account of each Target are sufficient to prepare the Financial Statements in accordance with GAAP.

       (g) EVENTS SUBSEQUENT TO MOST RECENT ACCOUNTING PERIOD. Since the Most Recent Accounting Period, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of each Target. Without limiting the generality of the foregoing, since that date:

              (i) each Target has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

              (ii) each Target has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

              (iii) each Target has not accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000 to which the Target is a party or by which it is bound;

              (iv) each Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

              (v) each Target has not made any capital expenditure (or series of related capital expenditures either involving more than $10,000 or outside the Ordinary Course of Business;

              (vi) each Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

              (vii) each Target has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $10,000 in the aggregate;

              (viii) each Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

              (ix) each Target has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

              (x) each Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

              (xi) there has been no changes made or authorized in the charter or bylaws of a Target;

              (xii) each Target has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

              (xiii) each Target has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

              (xiv) each Target has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

              (xv) each Target has not made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the Ordinary Course of Business;

              (xvi) each Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

              (xvii) each Target has not granted any increase in the base compensation of any of its directors, officers and employees outside the Ordinary Course of Business;

              (xviii) each Target has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

              (xix) each Target has not made any other change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business;

              (xx) each Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

              (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving a Target; and

              (xxii)   each Target has not committed to any of the foregoing.

       (h) UNDISCLOSED LIABILITIES. Each Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability), except for Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); and (ii) Liabilities which have arisen after the Most Recent Accounting Period in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

       (i) LEGAL COMPLIANCE. Each Target and its respective predecessors and Affiliates have in all material respects complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply.

       (j)    TAX MATTERS.

              (i) Each Target has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by a Target (whether or not shown on any Tax Return) have been paid. Each Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where a Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of a Target that arose in connection with any failure (or alleged failure) to pay any Tax.

              (ii) Each Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

              (iii) To the Knowledge of Seller, there are no claims by any governmental authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of a Target either: (A) claimed or raised by any authority in writing; or (B) as to which the Seller has Knowledge based upon personal contact with any agent of such authority. ss.4(j) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to any of the Target Companies for taxable periods ended on or after the date of incorporation of each Target, and, with respect to each such Tax Return,ss.4(j) of the Disclosure Schedule also indicates those Tax Returns that have been audited and those that currently are the subject of an audit. The Seller has delivered to the Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by a Target since the date of incorporation of each Target.

              (iv) No Target has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              (v) No Target is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

              (vi) Each Target has properly and timely elected under Section 1362 of the Code, and under each analogous or similar provision of state or local law in each jurisdiction where each Target is required to file a Tax Return, to be treated as an "S" corporation for all taxable periods since the date of incorporation of each respective Target. Buyer has received a copy of any such elections and there has not been any voluntary or involuntary termination or revocation of any such election.

              (vii) No Target has ever owned any subsidiaries nor ever been a member of any consolidated, combined or affiliated group of corporations for any Tax purposes.

              (viii) No Target has any undistributed earnings and profits nor had for any taxable years gross receipts more than twenty-five percent (25%) of which are "passive investment income" (as defined in Section 1375 of the Code).

              (ix) No Target has filed a consent under Code ss.341(f) concerning collapsible corporations. No Target has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. No Target has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). Each Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss.6662.

              (x) None of the Target Companies nor any other Person (including Seller) on behalf of any of the Target Companies has: (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by a Target, or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of a Target; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to a Target; or (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

       (k) REAL PROPERTY. ss.4(k) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to a Target. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in ss.4(k) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in ss.4(k) of the Disclosure Schedule:

              (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

              (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

              (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

              (iv) no party to the lease or sublease has repudiated any provision thereof;

              (v) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

              (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

              (vii) each Target has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

              (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with: (A) all federal, state, county, municipal and other governmental statutes, laws, rules, order, regulations, ordinances or recommendations affecting said facilities or any part thereof, or the use thereof including without limitation the Americans with Disabilities Act, whether or not any such statutes, laws, rules, orders, regulations, ordinances or recommendations which may hereafter be enacted involve a change of policy on the part of the governmental body enacting the same;
                       (B) all rules, orders and regulations of the National Board of Fire Underwriters or other bodies exercising similar functions which apply to said facilities; and (C) the requirements of all policies public liability, fire and other insurance which at any time may be in force with respect to said facilities;

              (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

              (x) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

       (l)    INTELLECTUAL PROPERTY.

              (i) Each Target owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of the Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by a Target immediately prior to the Closing hereunder will be owned or available for use by the Target Companies on identical terms and conditions immediately subsequent to the Closing hereunder; provided, however, that the Seller's Software will be available for use by the Target Companies in accordance with the terms of the License Agreement attached hereto as EXHIBIT C-2 attached hereto and incorporated herein. Each Target has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

              (ii) Each Target has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller has not ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that a Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of a Target.

              (iii) ss.4(l)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to a Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which a Target has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission which a Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. ss.4(l)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by a Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in ss.4(l)(iii) of the Disclosure Schedule:

                       (A) each Target possess all right, title and interest in and to the item, free and clear of any Security Interest, license or other restriction;

                       (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                       (C)    no action, suit, proceeding, hearing,
                              investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

                       (D) each Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

              (iv) ss.(l)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that a Target uses pursuant to license, sublicense, agreement or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in ss.4(l)(iv) of the Disclosure Schedule:

                       (A) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                       (B) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above);

                       (C) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                       (D) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

                       (E)    with respect to each sublicense, the
                              representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                       (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                       (G)    no action, suit, proceeding, hearing,
                              investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and

                       (H) each Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

              (v) To the Knowledge of the Seller, each Target does not interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

       (m) TANGIBLE ASSETS. Each Target owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its businesses as presently conducted. To the Seller's Knowledge, each such tangible asset is free from any material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

       (n) CONTRACTS. ss.4(n) of the Disclosure Schedule lists the following contracts and other agreements to which a Target is a party:

              (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

              (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to a Target, or involve consideration in excess of $10,000;

              (iii)    any agreement concerning a partnership or joint venture;

              (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which a Target has imposed a Security Interest on any of its assets, tangible or intangible;

              (v) any agreement concerning confidentiality or noncompetition;

              (vi)     any agreement with the Seller or with another Target;

              (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of its current or former directors, officers and employees;

              (viii)   any collective bargaining agreement;

              (ix) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

              (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business;

              (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations or future prospects of a Target; or

              (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in ss.4(n) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ss.4(n) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms, except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

       (o) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of each of the Target Companies are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet of a Target (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of a Target.

       (p) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Target Companies.

       (q) INSURANCE. ss.4(q) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and Workers' Compensation coverage and bond and surety arrangements) to which a Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

              (i)      the name, address and telephone number of the agent;

              (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

              (iii)    the policy number and the period of coverage;

              (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

              (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Target Companies nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each Target has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. ss.4(q) of the Disclosure Schedule describes any self-insurance arrangements affecting a Target.

       (r) LITIGATION. ss.4(r) of the Disclosure Schedule sets forth each instance in which a Target: (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge; or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings and investigations set forth in ss.4(r) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of a Target. The Seller has no reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against a Target.

       (s) EMPLOYEES. To the Knowledge of the Seller, no executive, key employee or group of employees has any plans to terminate employment with a Target. Each Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Each Target has not committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of a Target.

       (t)    EMPLOYEE BENEFITS.

              (i) ss.4(t) of the Disclosure Schedule lists each Employee Benefit Plan that a Target maintains or to which a Target contributes.

                       (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                       (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code ss.4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                       (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                       (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                       (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                       (F) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan.

              (ii) With respect to each Employee Benefit Plan that a Target maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                       (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer
                              Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Seller, threatened.

                       (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened. The Seller has no Knowledge of any Basis for any such action, suit, proceeding, hearing or investigation.

                       (C) Each Target has not incurred, and the Seller has no reason to expect that each Target will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

              (iii) Each Target does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

              (iv) Each Target does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code ss.4980B).

       (u) GUARANTIES. Each Target is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

       (v)    ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

              (i) Each Target has complied and is in compliance with all Environmental, Health and Safety Requirements.

              (ii) Without limiting the generality of the foregoing, each Target has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

              (iii) Each Target has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health and Safety Requirements.

              (iv) None of the following exists at any property or facility owned or operated by a Target: (A) underground storage tanks; (B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills, surface impoundments or disposal areas.

              (v) Each Target has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental, Health and Safety Requirements.

              (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health and Safety Requirements.

              (vii) Each Target has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

              (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of a Target will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

       (w) TERRITORIAL RESTRICTIONS. No Target is restricted by any written agreement or understanding with any Person from carrying on its business anywhere in the world. Buyer, solely as a result of its purchase of the Target Companies from Seller pursuant hereto, will not thereby become restricted in carrying on any business anywhere in the world.

       (x) DISCLOSURE. The representations and warranties contained in this ss.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.4 not misleading.

5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

       (a) GENERAL. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

       (b) NOTICES AND CONSENTS. The Seller will cause each Target to give any notices to third parties, and will cause each Target to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in ss.4(c) above. Each of the Parties will (and the Seller will cause each Target to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(a)(ii), ss.3(b)(iii), and ss.4(c) above.

       (c) OPERATION OF BUSINESS. The Seller will not cause or permit any Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit any Target to: (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; or
(ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.4(g) above.

       (d) PRESERVATION OF BUSINESS. The Seller will cause each Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

       (e) FULL ACCESS. Upon prior reasonable notice from Buyer, the Seller will permit, and the Seller will cause each Target to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of each Target, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to each Target.

       (f) NOTICE OF DEVELOPMENTS. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in ss.4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in ss.3 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

       (g) EXCLUSIVITY. The Seller will (and the Seller will not cause or permit each Target to): (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of a Target (including any acquisition structured as a merger, consolidation or share exchange); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote any of their Target Shares in favor of any such acquisition structured as a merger, consolidation or share exchange. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

       (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.8 below). The Seller acknowledges and agrees that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to a Target.

       (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with:
(i) any transaction contemplated under this Agreement; or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction, on or prior to the Closing Date involving a Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ss.8 below).

       (c) TRANSITION. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of a Target from maintaining the same business relationships with a Target after the Closing as it maintained with the Target prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of a Target to the Buyer from and after the Closing.

       (d) CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this ss.6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use his best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

       (e) BUYER NOTE. The Buyer Note will be imprinted with a legend substantially in the following form:

       The payment of principal and interest on this Note is subject to certain recoupment provisions set forth in a Stock Purchase Agreement dated as of November ___, 1997 (the "Purchase Agreement") among the issuer of this Note, the person to whom this Note originally was issued, and certain other persons. This Note was originally issued on ____, 19__, and has not been registered under the Securities Act of 1933, as amended. The transfer of this Note is subject to certain restrictions set forth in the Purchase Agreement. The issuer of this Note will furnish a copy of these provisions to the holder hereof without charge upon written request.

Each holder desiring to transfer the Buyer Note first must furnish the Buyer with: (i) a written opinion satisfactory to the Buyer in form and substance from counsel satisfactory to the Buyer by reason of experience to the effect that the holder may transfer the Buyer Note as desired without registration under the Securities Act; and (ii) a written undertaking executed by the desired transferee satisfactory to the Buyer in form and substance agreeing to be bound by the recoupment provisions and the restrictions on transfer contained herein.

       (f) CONSTRUCTION OF HENRY COUNTY PROPERTY. Buyer acknowledges and agrees that, subsequent to the Closing Date, Buyer will undertake, at Buyer's cost and expense, the construction of certain leasehold improvements (the "Leasehold Improvements") upon the real property on which Southlake Collision Henry County, Inc. conducts its business (the "Henry County Property") for the purpose of completing the construction of the existing improvements thereon. This provision shall survive the Closing of the transactions contemplated hereby.

7.     CONDITIONS TO OBLIGATION TO CLOSE.

       (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in ss.3(a) and ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

              (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iii) each Target shall have procured all of the third party consents specified in ss.5(b) above;

              (iv) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would: (A) prevent consummation of any of the transactions contemplated by this Agreement; (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (C) affect adversely the right of the Buyer to own the Target Shares of the Seller of each Target and to control each Target; or (D) affect adversely the right of a Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

              (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in ss.7(a)(i)-(iv) is satisfied in all respects;

              (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, each Target shall have received all other authorizations, consents and approvals of governments and governmental agencies referred to in ss.3(a)(ii), ss.3(b)(ii), and ss.4(c) above;

              (vii) the relevant parties shall have entered into side agreements in form and substance as set forth in EXHIBITS C-1 (Employment Agreement), and C-2 (Licensing Agreement), attached hereto and the same shall be in full force and effect;

              (viii) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in EXHIBIT D attached hereto, addressed to the Buyer, and dated as of the Closing Date;

              (ix) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of each Target other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

              (x) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and its counsel;

              (xi) Buyer and Seller shall have entered into Real Estate Purchase Agreements in form and substance as set forth on EXHIBIT G and EXHIBIT H attached hereto and incorporated herein and the same shall be in full force and effect;

              (xii) Buyer and Seller shall have entered into Assumption of Lease Agreements in form and substance as set forth on
                       EXHIBIT I and EXHIBIT J as attached hereto and incorporated herein with respect to the Henry County Property and the real property on which the business of Southlake Collision Center, Inc. is conducted (the "Clayton County Property"), and the same shall be in full force and effect; and

              (xiii) Buyer and the relevant parties shall have entered into an Assumption to Lease Agreement in form and substance as set forth on EXHIBIT K as attached hereto with respect to the lease listed on Section 4(k) of the Disclosure Schedule that pertains to the real property on which the business of Southlake Collision Cobb County, Inc. is conducted, and the same shall be in full force and effect.

The Buyer may waive any condition specified in this ss.7(a) if it executes a writing so stating at or prior to the Closing.

       (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in ss.3(b) above shall be true and correct in all material respects at and as of the Closing Date;

              (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iii) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would: (A) prevent consummation of any of the transactions contemplated by this Agreement; or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

              (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in ss.7(b)(i)-(iii) is satisfied in all respects;

              (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, each Target shall have received all other authorizations, consents and approvals of governments and governmental agencies referred to in ss.3(a)(ii), ss.3(b)(ii), and ss.4(c) above;

              (vi) the relevant parties shall have entered into side agreements in form and substance as set forth in EXHIBITS C-1 (Employment Agreement), and C-2 (Licensing Agreement), attached hereto and the same shall be in full force and effect;

              (vii) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in EXHIBIT E attached hereto, addressed to the Seller, and dated as of the Closing Date; and

              (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller and his counsel.

The Seller may waive any condition specified in this ss.7(b) if they execute a writing so stating at or prior to the Closing.

8.     REMEDIES FOR BREACHES OF THIS AGREEMENT.

       (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive execution and delivery of this Agreement, any examination by or on behalf of the Parties, and the Closing contemplated herein, only to the extent specified below:

              (i) the representations and warranties contained in ss.3(a)(iii)-(iv), ss.3(b)(iv)-(v), ss.4(a)-(i),
                       ss.4(k)-(u) and ss.4(w)-(x) shall survive for a period of two (2) years following the Closing Date;

              (ii) the representations and warranties contained in ss.3(a)(i), (ii) and (v), ss.3(b)(i)-(iii), ss.4(a) and
                       ss.4(v) shall survive without limitation; and

              (iii) the representations and warranties contained in ss.4(j) shall survive as to any Tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations.

       (b)    INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

              (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of his representations, warranties and covenants contained herein (other than the covenants in ss.2(a) above and the representations and warranties in ss.3(a), ss.4(a), ss.4(c), ss.4(j) and ss.4(v) above), and, if there is an applicable survival period pursuant to ss.8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to ss.8(d) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Seller contained in ss.4(a)-(i), ss.4(k)-(u) and ss.4(w)-(x) above until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a Thirty-Five Thousand Dollars ($35,000) aggregate threshold (at which point the Seller will be obligated to indemnify the Buyer from and against all such Adverse Consequences that are in excess of said $35,000) not to exceed a maximum dollar amount of One Million Five Hundred Fifty Thousand Dollars ($1,550,000).

              (ii) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of his covenants in ss.2(a) above or any of his or its representations and warranties in ss.3(a), ss.4(a), ss.4(c), ss.4(j) or ss.4(v) above, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to ss.8(d) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

              (iii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target for any Taxes of the Target with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with ss.9(c)) to the portion of such period beginning before and ending on the Closing Date).

              (iv) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any matter that is discovered, revealed or disclosed as a result of Buyer's due diligence in connection with the transaction contemplated hereby and is mutually agreed upon by the parties hereto in writing.

       (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties and covenants contained herein, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to ss.8(d) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

       (d)    MATTERS INVOLVING THIRD PARTIES.

              (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

              (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief;
                       (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

              (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with ss.8(d)(ii) above: (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

              (iv) In the event any of the conditions in ss.8(d)(ii) above is or becomes unsatisfied, however: (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.8.

       (e) RECOUPMENT UNDER BUYER NOTE. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer ("Recoupment Amount") (in lieu of seeking any indemnification to which it is entitled under this ss.8) by notifying the Seller that the Buyer is reducing the principal amount outstanding under its Buyer Note. This shall affect the timing and amount of payments required under the Buyer Note in the same manner as if the Buyer had made a permitted prepayment (without premium or penalty) thereunder. If, within five
(5) days after Buyer's notice regarding said recoupment, Seller provides Buyer with notice in which Seller objects to said recoupment, then Buyer, in lieu of reducing said principal amount outstanding under its Buyer Note, shall begin paying all amounts due under said Buyer Note, up to an amount equal to the Recoupment Amount, into a court of competent jurisdiction (the "Court Funds"). If the dispute between Buyer and Seller with respect to the Recoupment Amount is resolved in favor of Buyer, then the Court Funds shall be paid to Seller and the principal amount outstanding under the Buyer Note shall be reduced by an amount equal to the Recoupment Amount. If the dispute between Buyer and Seller with respect to the Recoupment Amount is resolved in favor of Seller, then the Court Funds shall be paid to Seller.

       (f) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy (including without limitation any such remedy arising under Environmental, Health and Safety Requirements) any Party may have with respect to the Target or the transactions contemplated by this Agreement. The Seller hereby agrees that he will not make any claim for indemnification against the Target by reason of the fact that he was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by the Buyer against the Seller (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law, or otherwise).

9. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

       (a) SECTION 338(H)(10) ELECTION. The Seller agrees, if so directed by the Buyer, to join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Target Shares of each Target hereunder. Seller will pay any Tax, including any liability of each Target for Tax resulting from the application to it of Treasury Regulation ss.1.338(h)(10)-1(f)(5), attributable to the making of the Section 338(h)(10) Election, and Seller will indemnify Buyer and each Target against any Adverse Consequences arising out of any failure to pay such Tax. Seller will also pay any state, local or foreign Tax (and indemnify the Buyer and each Target against any Adverse Consequences arising out of any failure to pay such Tax) attributable to an election under state, local or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the Target Shares of each Target hereunder.

       (b) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Seller shall reimburse Buyer for Taxes of each Target with respect to such periods within ten (10) business days after payment by Buyer or a Target of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet of a Target.

       (c) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of each Target for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall: (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period; and (B) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of each Target.

       (d)    COOPERATION ON TAX MATTERS.

              (i) Buyer, each Target and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Target and Seller agree: (A) to retain all books and records with respect to Tax matters pertinent to a Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each Target or Seller, as the case may be, shall allow the other party to take possession of such books and records.

              (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

              (iii) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

       (e) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller when due, and Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

10.    TERMINATION.

       (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

              (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

              (ii) the Buyer may terminate this Agreement by giving written notice to the Seller on or before December 31, 1997 if the Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental and accounting due diligence regarding the Target Companies;

              (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing:
                       (A) in the event the Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or (B) if the Closing shall not have occurred on or before December 31,1997, by reason of the failure of any condition precedent under ss.7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

              (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing: (A) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or (B) if the Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under ss.7(b) hereof (unless the failure results primarily from the Seller himself breaching any representation, warranty or covenant contained in this Agreement).

       (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to ss.10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

11.    MISCELLANEOUS.

       (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

       (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may: (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

       (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       (g) NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

              If to Seller:   Mr. James E. L. Peters, Jr.
                              3056 Lake Park Drive
                              Jonesboro, Georgia 30236
                              Phone: 770-673-1786

              Copy to:        Lawrence M. Merlin, Esq.
                              ERCK, DEVER & MERLIN, LLC
                              Suite 2150, Tower Place
                              3340 Peachtree Road, N.E.
                              Atlanta, Georgia 30326-1084
                              Phone: 404-240-9400
                              Fax: 404-240-9419

              If to Buyer:    BOOMERSHINE COLLISION CENTERS, INC.
                              2150 Cobb Parkway
                              Smyrna, Georgia 30080
                              Attn: Mr. David Pollard
                              Phone: 770-953-1800
                              Fax: 770-_________________

              Copy to:        Stephen C. Whicker, Esq.
                              THE WHICKER LAW FIRM
                              6111 Peachtree Dunwoody Road, N.E.
                              Suite 102-D
                              Atlanta, Georgia 30328
                              Phone: 770-394-7755
                              Fax: 770-394-8472

              Copy to:        David S. Cooper, Esq.
                              SCHNADER HARRISON SEGAL & LEWIS, LLP
                              Suite 2800, SunTrust Plaza
                              303 Peachtree Street, N.E.
                              Atlanta, Georgia 30308-3252
                              Phone: 404-215-8100
                              Fax: 404-223-5164

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

       (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Georgia.

       (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       (k) EXPENSES. Each of the Parties and each Target will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that no Target has borne or will bear any of the Seller's costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

       (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

       (m) INCORPORATION OF EXHIBITS, ANNEXES AND SCHEDULES. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

       (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in ss.10(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

       (o) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state court sitting in Cobb County, Georgia, or federal court sitting in the Northern District of the State of Georgia in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in ss.10(g) above. Nothing in this ss.10(o), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on [as of] the date first above written.

                         BUYER:    BOOMERSHINE COLLISION CENTERS, INC.

                                   By:       /s/ DAVID POLLARD
                                      ------------------------------------------
                                      Title: President

                         SELLER:   JAMES E.L. PETERS, JR.

                                        /s/  JAMES E.L. PETERS, JR.
                                   ---------------------------------------------
                                   JAMES E.L. PETERS, JR.



       The Target Companies, by signing below, acknowledge that they have reviewed this Agreement and agree to be bound by, and, where applicable, represent and warrant as to the accuracy of, the following provisions of this
Agreement: Section 4(n) and Sections 5(a) - (g).

                                   SOUTHLAKE COLLISION CENTER, INC.,
                                   a Georgia corporation

                                   By:       /s/ JAMES E.L. PETERS, JR.
                                      ------------------------------------------
                                      Title: President



                                   SOUTHLAKE COLLISION COBB PARKWAY,
                                   INC., a Georgia corporation

                                   By:       /s/ JAMES E.L. PETERS, JR.
                                      ------------------------------------------
                                      Title: President



                                   SOUTHLAKE COLLISION HENRY COUNTY,
                                   INC., a Georgia corporation

                                   By:       /s/ JAMES E.L. PETERS, JR.
                                      ------------------------------------------
                                      Title: President